Exhibit 99.1

Keating Capital Completes Exit in Remaining Solazyme Position

Fourth Portfolio Company Exit Since Making First Investment 3½ Years Ago

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 17, 2013--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) announced today that it sold the remaining 147,927 shares it held in Solazyme, Inc. (“Solazyme”) during May 2013. The sale generated net proceeds of $1,554,982, or $10.51 per share, and a net realized gain of $49,820, or approximately $0.005 for each Keating Capital share outstanding. As of March 31, 2013, these shares had a fair value of $1,153,831, or $7.80 per share, based on Solazyme’s closing market price on March 31, 2013.

During the first half of 2012, Keating Capital sold 65,000 shares of Solazyme common stock resulting in net proceeds of $979,219 and a net realized gain of $403,631. Accordingly, the Company generated aggregate net realized capital gains of $453,452 from the sale of its entire Solazyme investment, representing a return multiple of 1.22x its investment cost over a weighted-average holding period of approximately 1.8 years. This represents an internal rate of return, or IRR, on this investment of approximately 12.4% per year.

During the second quarter of 2013, in addition to the disposition of its remaining Solazyme position, the Company has sold its entire positions in LifeLock, Inc. and Corsair, Inc. As a result of these second quarter sales, the Company has generated aggregate net realized gains of approximately $4.4 million, or approximately $0.48 per share for each Keating Capital share outstanding. As of March 31, 2013, the Company had a net asset value of $8.00 per share.

The Company has now completed four portfolio company exits (out of a total of 20 portfolio company investments), three of which have generated a net realized gain. On a combined basis, the four portfolio company exits had the following characteristics:

  An average return multiple of 1.4x the Company’s investment cost
  A weighted-average holding period of 1.6 years
  An overall internal rate of return of 22.4% per year

“Solazyme is an extraordinary company and we believe it will achieve remarkable results across multiple industries in the years to come,” stated Timothy J. Keating, CEO of Keating Capital. “However, Keating Capital is in the private-to-public valuation arbitrage business and attempts to operate with strict discipline with respect to valuation, target return and holding period in our investments. In the case of Solazyme, we concluded that completing our fourth complete exit (out of a total of 20 investments) in the 3½ years since our first investment was the best way to generate additional net realized gains for our stockholders now,” added Mr. Keating.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

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Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Investor Relations:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com